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                         Subsidiaries of the Registrant



Parent
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First Bancorp of Indiana, Inc.


                                     Percentage     Jurisdiction or
Subsidiaries (a)                    of Ownership    State of Incorporation
---------------------------------   ------------    ----------------------
First Federal Savings Bank(1)          100%              United States
FFSL Service Corporation, Inc.(2)      100%              Indiana

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(1) Upon consummation of the conversion, First Federal Savings Bank will become a wholly-owned subsidiary of the Registrant.
(2) Wholly owned by First Federal Savings Bank.